EXHIBIT 99.1

[Company Letterhead]

For more information, contact:

Media Contact:                      Investor Relations Contact:
Rob Jewell                          Sean Stack
(216) 447-5255                      (216) 447-6494



NOVEON GENERATES $70 MILLION OF FREE CASH FLOW IN THE THIRD QUARTER
                         Three Months Ended            Nine Months Ended
                            September 30                 September 30
                        2000            2001           2000           2001
----------------------------------------------------------------------------
Sales                  $284.9          $262.4         $891.0         $816.3
----------------------------------------------------------------------------
EBITDA                  $49.2           $44.2         $161.8         $130.7
----------------------------------------------------------------------------
Free Cash Flow(1)       $36.1           $70.1         $114.0         $128.1
-----------------------------------------------------------------------------

(1) EBITDA less capex plus/less changes in accounts receivable, inventory and accounts payable

Cleveland, Ohio, November 14 - Noveon, Inc. today reported results for the third quarter ended September 30, 2001. Noveon reported sales of $262.4 million, earnings before interest, taxes, depreciation and amortization (EBITDA) of $44.2 million and free cash flow of $70.1 million. For the third quarter of 2000, BFGoodrich Performance Materials (Performance Materials), the Predecessor Company, and a segment of The B.F.Goodrich Company, reported sales of $284.9 million, EBITDA of $49.2 million and free cash flow of $36.1 million. Results of Performance Materials included certain businesses that were not part of Noveon's acquisition of Performance Materials on February 28, 2001.

Sales decreased 8% from a year ago reflecting volume declines related to products sold to customers in the paper and packaging, textile and automotive related industries, and unfavorable changes in foreign currency exchange rates; partially offset by volume gains in Noveon's TempRite(R) and food and beverage product lines. EBITDA declined by approximately 10% from the prior year period primarily due to lower sales volume, the impact of reduced production volume, higher raw material and utility costs, and the weaker Euro; partially offset by lower manufacturing and selling, general and administrative costs (SG&A). Free cash flow increased by $34.0 million from $36.1 million to $70.1 million due to improved working capital management and the impact of productivity improvements on capital spending levels.

Steve Demetriou, Noveon president and chief executive officer, said, "Noveon's relentless focus on improved working capital management, cost reductions and overall spending levels produced exceptional free cash flow during the third quarter and an improvement in EBITDA from our second quarter. However, Noveon's operating performance continued to be impacted by lower demand due to the state of the economy. When the economy improves, Noveon will be well positioned due to our cash focus and additional growth and productivity initiatives. We continue to remain on track to deliver the annualized cost savings of $12-15 million related to the restructuring implemented earlier this year and are pursuing additional productivity related opportunities."

CONSUMER SPECIALTIES GROUP
During the quarter, Noveon's Consumer Specialties Group reported a sales increase of 1% from $72.1 million to $72.9 million compared with the prior year third quarter due to higher volume in Noveon's food and beverage product lines partially offset by the weaker Euro. EBITDA declined $2.8 million from $17.6 million to $14.8 million, principally due a weaker mix and new product start-up costs within the pharmaceutical product lines, higher raw material and utility costs and the impact of the weaker Euro.

POLYMER SOLUTIONS GROUP
Noveon's Polymer Solutions Group sales declined 4% from $101.0 million to $97.1 million compared to the prior year period. Lower results were primarily due to volume reductions in products sold to automotive related industries by Noveon's polymer additives and Estane(R) product lines and the impact of the weaker Euro; partially offset by continued strength in sales volume within Noveon's TempRite(R) product lines to the housing and fire sprinkler industries. EBITDA decreased $1.4 million from $26.4 million to $25.0 million due to lower sales volume, the impact of reduced production volume, and the impact of the weaker Euro.

PERFORMANCE COATINGS GROUP
Performance Coatings Group sales decreased 17% from $111.8 million to $92.4 million compared to the prior year period due to volume declines resulting from lower demand from customers in the paper and packaging, and textile industries. EBITDA decreased $4.2 million from $20.2 million to $16.0 million due to sales volume declines, reduced production volume, and higher raw material and utility costs; partially offset by lower manufacturing and SG&A costs.

CORPORATE
Corporate overhead excluding depreciation and management fees decreased $3.4 million from $15.0 to $11.6 million. The decrease is primarily the result of the Company's restructuring, spending control efforts and a reduction in postretirement benefit costs; partially offset by the incremental administrative costs of a stand-alone entity.

Noveon will be hosting a conference call to discuss third quarter results on Thursday, November 15 at 10:00 AM EDT. Domestic callers should dial 1
(800) 446-1671 and international callers should dial 1 (847) 413-3362 and ask to be connected to the Noveon third quarter earnings call (confirmation code 5034379). A replay of the call will be available through Wednesday, November 21 by calling (domestic) 1 (888) 843-8996 (international) 1 (630) 652-3044 with the above confirmation code.

Noveon is a leading global producer and marketer of technologically advanced specialty chemicals for a broad range of consumer and industrial applications. The Company was formed as an independent entity on February 28, 2001 when an investor group comprised of AEA Investors Inc., and affiliates of DLJ Merchant Banking Partners and DB Capital Partners, Inc., acquired the Performance Materials business from The B.F.Goodrich Company. Noveon is headquartered in Cleveland, Ohio, with regional centers in Brussels, Belgium, and Hong Kong.

This release contains forward-looking statements that relate to future events or performance. These statements reflect the Company's current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results express or implied in this or other Company statements will not be realized. Furthermore, investors are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the forward-looking statements. Further information about these risks can be found in the Company's filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   # # #